                                                     Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-38931


PROSPECTUS
                       SALOMON SMITH BARNEY HOLDINGS INC.
      $150,000,000 principal amount of 5 5/8% Notes due November 15, 1998
       $200,000,000 principal amount of 5 1/2% Notes due January 15, 1999
       $150,000,000 principal amount of 7 7/8% Notes due October 1, 1999
         $148,500,000 principal amount of 6 5/8% Notes due June 1, 2000
         $200,000,000 principal amount of 7.98% Notes due March 1, 2000
           $150,000,000 principal amount of 7% Notes due May 15, 2000
       $250,000,000 principal amount of 5 7/8% Notes due February 1, 2001
$40,072,410 principal amount of S&P 500 Equity Linked Notes due August 13, 2001
       $150,000,000 principal amount of 6 1/2% Notes due October 15, 2002
          $150,000,000 principal amount of 7.50% Notes due May 1, 2002
      $200,000,000 principal amount of 6 5/8% Notes due November 15, 2003
        $175,000,000 principal amount of 6 7/8% Notes due June 15, 2005
       $200,000,000 principal amount of 7 1/8% Notes due October 1, 2006
 $65,987,535 principal amount of S&P 500 Equity Linked Notes due March 11, 2002
          $250,000,000 principal amount of 7% Notes due March 15, 2004 $200,000,000 principal amount of 7 3/8% Notes due May 15, 2007 $250,000,000 principal amount of 6 5/8% Notes due July 1, 2002
 $25,000,000 principal amount of Floating Rate Medium-Term Notes due September
                                    10, 2002
$62,318,445 principal amount of S&P 500 Equity Linked Notes due October 3, 2003
       $200,000,000 principal amount of 6 3/8% Notes due October 1, 2004
                               ------------------

    Salomon Smith Barney Holdings Inc. (the successor by merger to Smith Barney Holdings Inc.) (the "Company") has outstanding $150,000,000 principal amount of 5 5/8% Notes due November 15, 1998, $200,000,000 principal amount of 5 1/2% Notes due January 15, 1999, $150,000,000 principal amount of 7 7/8% Notes due October 1, 1999, $148,500,000 principal amount of 6 5/8% Notes due June 1, 2000, $200,000,000 principal amount of 7.98% Notes due March 1, 2000, $150,000,000 principal amount of 7% Notes due May 15, 2000, $250,000,000 principal amount of 5 7/8% Notes due February 1, 2001, $40,072,410 principal amount of S&P 500 Equity Linked Notes due August 13, 2001, $150,000,000 principal amount of 6 1/2% Notes due October 15, 2002, $150,000,000 principal amount of 7.50% Notes due May 1, 2002, $200,000,000 principal amount of 6 5/8% Notes due November 15, 2003, $175,000,000 principal amount of 6 7/8% Notes due June 15, 2005, $200,000,000 principal amount of 7 1/8% Notes due October 1, 2006, $65,987,535 principal amount of S&P 500 Equity Linked Notes due March 11, 2002, $250,000,000 principal amount of 7% Notes due March 15, 2004, $200,000,000 principal amount of 7 3/8% Notes due May 15, 2007, $250,000,000 principal amount of 6 5/8% Notes due July 1, 2002, $25,000,000 principal amount of Floating Rate Medium-Term Notes due September 10, 2002, $62,318,445 principal amount of S&P 500 Equity Linked Notes due October 3, 2003 and $200,000,000 principal amount of 6 3/8% Notes due October 1, 2004 (collectively, the "Outstanding Securities") which have been registered under the Securities Act of 1933, as amended (the "Act"). This Prospectus relates solely to the Outstanding Securities.

    The Outstanding Securities are represented by global notes registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Outstanding Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in the Outstanding Securities will be entitled to physical delivery of Outstanding Securities in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described herein. See "Description of the Outstanding Securities--Book-Entry Notes."

    The Outstanding Securities will trade in the Same-Day Funds Settlement System of DTC, and, to the extent that secondary market trading activity in the Outstanding Securities is effected through the facilities of DTC, such trades will be settled in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               ------------------

    This Prospectus is to be used by Smith Barney Inc., Salomon Brothers Inc and/or other affiliates of the Company and/or their respective successors (the "SSBH Subsidiaries") in connection with offers and sales of the Outstanding Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of the SSBH Subsidiaries may act as principal or agent in such transactions.

                               ------------------

                              SALOMON SMITH BARNEY
December 1, 1997

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SSBH SUBSIDIARY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF.

                            ------------------------

                             AVAILABLE INFORMATION

     Salomon Smith Barney Holdings Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers, such as the Company, that file electronically with the Commission. Such reports and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the American Stock Exchange, 86 Trinity Place, New York, New York 10006.
                            ------------------------

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Act with respect to the Outstanding Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Outstanding Securities, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Company's Registration Statement, each such statement being qualified in all respects by such reference.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-4346), are incorporated herein by reference (i) the Annual Report on Form 10-K for the year ended December 31, 1996, (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) the Current Reports on Form 8-K filed on January 21, 1997, March 17, 1997, April 15, 1997, July 17, 1997,
September 24, 1997, September 29, 1997 (as amended by the Current Report on Form 8-K/A filed on October 28, 1997 and the Current Report on Form 8-K/A2 filed on December 1, 1997), October 21, 1997, October 28, 1997 (as amended by the Current Report on Form 8-K/A filed on December 1, 1997), November 21, 1997 (as amended by the Current Report on Form 8-K/A filed on December 1, 1997) and November 28, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Outstanding Securities shall be deemed to be incorporated by reference in the Prospectus.

     Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent

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that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     Pursuant to an agreement and plan of merger dated as of September 24, 1997, a newly-formed wholly owned subsidiary of Travelers Group Inc. ("Travelers Group") merged with and into Salomon Inc ("Salomon") on November 28, 1997; Salomon then became a wholly owned subsidiary of Travelers Group and was renamed Salomon Smith Barney Holdings Inc. (the "Company"). Immediately thereafter, Smith Barney Holdings Inc., another wholly owned subsidiary of Travelers Group, was merged into the Company. The Company is a holding company primarily engaged in investment banking, proprietary trading, retail brokerage and asset management activities through its two broker-dealer subsidiaries, Smith Barney Inc. ("Smith Barney") and Salomon Brothers Inc ("Salomon Brothers").

     The principal offices of the Company are located at 388 Greenwich Street, New York, New York 10013 (telephone number: (212) 816-6000).

SMITH BARNEY

     Smith Barney provides investment banking, asset management, brokerage and other financial services for United States and foreign corporations, governments and institutional and individual investors. These activities include securities, options and commodities brokerage of domestic and international institutional and individual clients; underwriting and distribution of securities; arranging for the private placement of securities; assisting in mergers and acquisitions and providing financial advisory services; market making and trading in corporate debt and equity, United States government and agency, mortgage-related and municipal securities and foreign exchange, futures and forward contracts; consumer financing activities; securities lending activities; investment management and advisory services; securities research; and other related activities.

SALOMON

     Together with Salomon Brothers Holding Company Inc and its subsidiaries (which subsidiaries include Salomon Brothers), Salomon Brothers engages in global investment banking and global securities trading activities; provides capital raising, advisory, trading and risk management services to its customers; and executes proprietary trading strategies on its own behalf. Certain of the Company's commodities trading activities are conducted by the Company's wholly owned subsidiary, Phibro Inc., and its subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                            NINE MONTHS                 YEAR ENDED DECEMBER 31,
                                               ENDED            ----------------------------------------
                                         SEPTEMBER 30, 1997     1996     1995     1994     1993     1992
                                         ------------------     ----     ----     ----     ----     ----
Ratio of earnings to fixed charges.....         1.29            1.37     1.20     0.98*    1.32     1.27

---------------
* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amounts by which fixed charges exceeded earnings as defined for the year was $173 million.

The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. For the purpose of this ratio, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

                   DESCRIPTION OF THE OUTSTANDING SECURITIES

     The Outstanding Securities were issued under an Indenture dated as of May 15, 1993, between Smith Barney Holdings Inc. ("Smith Barney Holdings") and Citibank N.A., as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of September 1, 1993, between Smith Barney Holdings and the Trustee, the Second Supplemental Indenture dated as of December 12, 1996, between Smith Barney Holdings and the Trustee, and the Third Supplemental Indenture dated as of November 26,

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

1997 among Smith Barney Holdings, the Company and the Trustee pursuant to which the Company assumed all obligations of Smith Barney Holdings with respect to the Outstanding Securities (the indenture as so supplemented is hereinafter referred to as the "Indenture"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, a copy of which has been incorporated by reference or filed as an exhibit to the Registration Statements of which this Prospectus forms a part. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the Indenture. Parenthetical section references refer to sections of the Indenture.

GENERAL

     The Outstanding Securities are unsecured general obligations of the Company. As a holding company, the Company's sources of funds are derived principally from advances and dividends from subsidiaries, certain of which are subject to regulatory restrictions, and from sales of assets and investments. The Indenture provides that unsecured debt securities of the Company, without limitation as to aggregate principal amount, may be issued in one or more series, and a single series may be issued at various times, with different maturity dates and different interest rates, in each case as authorized from time to time by the Company. The provisions of the Indenture provide the Company with the ability, in addition to the ability to issue securities with terms different from those of securities previously issued, to "reopen" a previous issue of a series of securities and to issue additional securities of such series.

     The Outstanding Securities were issued only in registered form and may only be issued in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Outstanding Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

BOOK-ENTRY NOTES

     The Outstanding Securities were issued in the form of one or more global notes (each, a "Book-Entry Note"), which were deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, Book-Entry Notes may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any nominee to a successor of DTC, or a nominee of such successor.

     DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. (the "NASD"). Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Commission.

     Upon the issuance by the Company of a Book-Entry Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Outstanding Securities represented by such Book-Entry Note to the accounts of Participants. Ownership of beneficial interests in a Book-Entry Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in Book-Entry Notes will be shown on, and the transfer of such interests will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants), or by Participants or persons that may hold interests through Participants (with respect to beneficial interests of beneficial ownership). The laws of some states may require that certain purchasers of securities take physical

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

delivery of such securities in certificated form. Such limits and such law may impair the ability to transfer beneficial interests in Book-Entry Notes.

     So long as DTC or its nominee is the registered owner of the Book-Entry Notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Outstanding Securities represented by such Book-Entry Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Book-Entry Notes will not be entitled to have Outstanding Securities represented by such Book-Entry Notes registered in their names, will not receive or be entitled to receive physical delivery of such Outstanding Securities in certificated form and will not be considered the owners or holders thereof under the Indenture.

     Principal and interest payments on the Outstanding Securities represented by one or more Book-Entry Notes will be made by the Company to DTC or its nominee, as the case may be, as the registered owner of the related Book-Entry Note or Notes. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of Book-Entry Notes, will credit immediately the accounts of the related Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Book-Entry Notes as shown on the records of DTC. Neither the Company nor the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of Book-Entry Notes, or for maintaining, supervising or reviewing any records relating to such beneficial interests. The Company also expects that payments by Participants to owners of beneficial interests in Book-Entry Notes held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with securities registered in "street name." Such payments will be the responsibility of such Participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depositary is not appointed by the Company within 90 days, the Company will issue Outstanding Securities in certificated form in exchange for beneficial interests in the Book-Entry Notes. In addition, the Company may at any time determine not to have its Outstanding Securities represented by one or more Book-Entry Notes, and, in such event, will issue Outstanding Securities in certificated form in exchange for beneficial interests in Book-Entry Notes. In any such instance, an owner of a beneficial interest in a Book-Entry Note will be entitled to physical delivery in certificated form of Outstanding Securities equal in principal amount to such beneficial interests and to have such Outstanding Securities registered in its name. Outstanding Securities so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

     Any certificated Outstanding Securities presented for registration of transfer or exchange shall (if so required by the Company or the Trustee) be duly endorsed by, or accompanied by a written instrument or instruments of transfer (in a form satisfactory to the Company and the Trustee) duly executed by, the registered holder or his attorney duly authorized in writing.

SAME-DAY SETTLEMENT AND PAYMENT

     All payments of principal and interest on Outstanding Securities represented by Book-Entry Notes will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Outstanding Securities are expected to trade in the Same-Day Funds Settlement System of DTC, and, to the extent that secondary market trading activity in the Outstanding Securities is effected through the facilities of DTC, such trades will be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Outstanding Securities.

PAYMENTS OF PRINCIPAL AND INTEREST

     Principal of and interest on the Outstanding Securities will be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, The City of New York, initially at the principal corporate trust office of the Trustee, 111 Wall Street, Fifth Floor, New York, New York; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the

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

person entitled thereto as such address shall appear in the register of holders of Outstanding Securities. Notwithstanding the foregoing, payments of principal and interest on Book-Entry Notes will be made as described above.

REDEMPTION

     The Outstanding Securities offered hereby are not redeemable by the Company at any time prior to maturity and are not subject to any sinking fund or other analogous provision.

SUMMARY OF CERTAIN PROVISIONS OF INDENTURE

     Payment and Paying Agents. Payment of principal of and premium, if any, on the Outstanding Securities will be made in United States dollars against surrender of such Outstanding Securities at the principal corporate trust office of the Trustee in The City of New York. Payment of any installment of interest on the Outstanding Securities will be made to the person in whose name such Outstanding Securities are registered at the close of business on the Record Date for such interest payment. Payments of such interest will be made at the principal corporate trust office of the Trustee in The City of New York, or by a check mailed to the holder at such holder's registered address (SECTIONS 307 AND
901). Notwithstanding the foregoing, payments of principal and interest on Book-Entry Notes will be made as described above.

     Limitations on Liens. The Company has agreed that it will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in, any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that each series of Securities issued under the Indenture (together with, if the Company shall so determine, any other indebtedness or obligations of the Company or any Subsidiary ranking equally with such Securities and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on, or security interest in, any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary (SECTION 905).

     Limitations on Mergers and Sales of Assets. The Company may not consolidate or merge with or into any other corporation or sell, lease, transfer or otherwise dispose of all or substantially all its assets to another Person unless (a) the successor Person (if other than the Company) is organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and assumes payment of the principal of and interest on the Securities and the performance and the observance of the Indenture and (b) such successor Person (or the Company) shall not, immediately after such merger or consolidation, be in default in the performance of any covenant or condition of the Indenture (SECTION 701).

     Limitation on Indebtedness of a Subsidiary. As of September 1, 1993, the First Supplemental Indenture, among other things, added a covenant of the Company to the effect that for so long as any Securities are Outstanding, the Company will not permit Smith Barney (Delaware) Inc. (formerly Smith Barney Inc.), one of its Subsidiaries, to incur or suffer to exist any Indebtedness (SECTION 908).

     Certain Definitions. The term "Indebtedness" means any and all obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of such corporation as a liability on the date as of which Indebtedness is to be determined. The term "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, which meets any of the following conditions: (a) the Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (b) the Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (c) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year. The term "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the

Company and one or more other Subsidiaries. The term "Voting Stock" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, provided that, for the purposes of such definition, capital stock which carries only the right to vote conditioned on the happening of an event shall not be considered voting stock whether or not such event shall have happened (SECTIONS 101 AND 905).

     The use of the term "all or substantially all" in Indenture provisions such as the covenant regarding the limitations on mergers and sales of assets has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of Outstanding Securities.

     Modification and Waiver of the Indenture. Modifications and amendments to the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Security issued under the Indenture, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Security, (c) reduce the amount of principal of any Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the coin or currency in which any Securities or premium, if any, or interest, if any, thereon is payable, or (e) reduce the percentage in principal amount of Outstanding securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (SECTION 802).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder to evidence a successor to the Company, to add to the Company's covenants or Events of Default, to permit or facilitate Securities to be issued by book-entry or in bearer form or relating to the place of payment thereof, to provide for a successor trustee, to establish forms or terms of Securities, to change or eliminate any provision not adversely affecting any interests of Holders of Outstanding securities in any material respect or to cure any ambiguity or inconsistency (SECTION 801).

     The Holders of a majority in principal amount of the Outstanding securities of any series may on behalf of the Holders of all Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture (SECTION 906). The Holders of a majority in principal amount of the Outstanding securities of any series may on behalf of the Holders of all Securities of that series waive any past default under the Indenture with respect to Securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, any Security of that series or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding security of that series affected (SECTION 511).

     Events of Default. The following are Events of Default under the Indenture with respect to Securities of any series: (a) failure to pay principal of or premium, if any, on any Security of that series at its Maturity; (b) failure to pay any interest on any Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) any other defaults in the performance, or breach, of any covenant of the Company in the Indenture, continued for 60 days after written notice of such default or breach from the Trustee or the Holders of at least 25% in principal amount of the Outstanding securities of that series; (e) the occurrence of a default in payment of any debt that results from borrowing in excess of $50,000,000, or any interest thereon, for a period longer than the specified period of grace, which default shall have resulted in acceleration of the maturity of such debt without such acceleration having been rescinded after due notice in writing to the Company of such default by the Trustee or by such notice to the Company and the Trustee by Holders of at least 10% of the principal amount of the Outstanding securities of that series; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Securities of that series (SECTION 501).

     In accordance with applicable provisions of the Trust Indenture Act of 1939, as amended (the "TIA"), the Trustee is required to give the Holders notice of all defaults known to the Trustee within 90 days after the occurrence thereof, in the manner and to the extent provided by the TIA. The TIA further provides that except in the case of default in the payment of the principal of or interest on any indenture security, or in the payment of any sinking fund or purchase fund installment, the Trustee shall not be required to give such notice if it determines that withholding the notice is in the interests of the indenture security holders.

     If an Event of Default with respect to Outstanding securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding securities of that series may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration (SECTION 502). For information as to waiver of defaults, see "Modification and Waiver of the Indenture."

     The Indenture provides that, subject to the provisions of the TIA, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity (SECTION
601). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series (SECTION 510).

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance (SECTION 907).

     Defeasance. The Indenture provides that, if specified with respect to the Securities of a particular series, the Company (a) shall be discharged from its obligations in respect of the Securities of such series ("defeasance and discharge"), or (b) may cease to comply with the restrictive covenants ("covenant defeasance") in Article Seven (Consolidation, Merger or Sale),
Section 905 (Limitations on Liens) and Section 908 (Limitation on Indebtedness of Smith Barney (Delaware) Inc. (formerly Smith Barney Inc.)), and any such omission shall not be an Event of Default with respect to the Securities of such series, in each case at any time prior to the Stated Maturity or redemption thereof, when the Company has irrevocably deposited with the Trustee, in trust,
(i) sufficient funds in the currency or currency unit in which the Securities are denominated to pay the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Securities of such series. Such defeasance and discharge and covenant defeasance are conditioned upon the Company's delivery of an opinion of counsel that the Holders of the Securities of such series will have no federal income tax consequences as a result of such deposit, and will be taxed in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred. Upon such defeasance and discharge, the Holders of the Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Securities of such series and replacement of lost, stolen or mutilated Securities and shall look only to such deposited funds or obligations for payment (SECTION 403).

     Under current Federal income tax law, there is a substantial risk that the defeasance and discharge contemplated in the preceding paragraph could be treated as a taxable exchange of the Outstanding Securities for an interest in the trust. As a consequence, each holder of the Outstanding Securities would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and the holder's tax basis for the securities deemed exchanged. Thereafter, each holder would be required to include in income his share of any income, gain and loss recognized by the trust. Although a holder could be subject to Federal income tax on the deemed exchange of the defeased Outstanding Securities for an interest in the trust, such holder would not receive any cash until the maturity of such Outstanding Securities. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the Federal income tax law.

     Concerning the Trustee. Citibank, N.A. is the Trustee under the Indenture. The Company has and may from time to time in the future have banking relationships with the Trustee in the ordinary course of business.

TERMS OF THE OUTSTANDING SECURITIES

     5 5/8% NOTES DUE NOVEMBER 15, 1998. The Notes are limited to $150,000,000 in aggregate principal amount, will mature on November 15, 1998, and bear interest at the rate of 5 5/8% per annum. Such interest is payable semiannually on May 15 and November 15 of each year, commencing May 15, 1994, to the persons in whose names the Notes are registered at the close of business on the April 30 and October 31, respectively, preceding the payment date.

     5 1/2% NOTES DUE JANUARY 15, 1999. The Notes are limited to $200,000,000 in aggregate principal amount, will mature on January 15, 1999, and bear interest at the rate of 5 1/2% per annum. Such interest is payable semiannually on January 15 and July 15 of each year, commencing July 15, 1994, to the persons in whose names the Notes are registered at the close of business on the December 31 and June 30, respectively, preceding the payment date.

     7 7/8% NOTES DUE OCTOBER 1, 1999. The Notes are limited to $150,000,000 in aggregate principal amount, will mature on October 1, 1999, and bear interest at the rate of 7 7/8% per annum. Such interest is payable semiannually on April 1 and October 1 of each year, commencing April 1, 1995, to the persons in whose names the Notes are registered at the close of business on the March 15 and September 15, respectively, preceding the payment date.

     6 5/8% NOTES DUE JUNE 1, 2000. The Notes are limited to $148,500,000 in aggregate principal amount, will mature on June 1, 2000, and bear interest at the rate of 6 5/8% per annum. Such interest is payable semiannually on June 1 and December 1 of each year, commencing June 1, 1994, to the persons in whose names the Notes are registered at the close of business on the May 15 and November 15, respectively, preceding the payment date.

     7.98% NOTES DUE MARCH 1, 2000. The Notes are limited to $200,000,000 in aggregate principal amount, will mature on March 1, 2000, and bear interest at the rate of 7.98% per annum. Such interest is payable semiannually on March 1 and September 1 of each year, commencing September 1, 1995, to the persons in whose names the Notes are registered at the close of business on the February 15 and August 15, respectively, preceding the payment date.

     7% NOTES DUE MAY 15, 2000. The Notes are limited to $150,000,000 in aggregate principal amount, will mature on May 15, 2000, and bear interest at the rate of 7% per annum. Such interest is payable semiannually on May 15 and November 15 of each year, commencing November 15, 1995, to the persons in whose names the Notes are registered at the close of business on the April 30 and October 31, respectively, preceding the payment date.

     5 7/8% NOTES DUE FEBRUARY 1, 2001. The Notes are limited to $250,000,000 in aggregate principal amount, will mature on February 1, 2001, and bear interest at the rate of 5 7/8% per annum. Such interest is payable semiannually on February 1 and August 1 of each year, commencing August 1, 1996, to the persons in whose names the Notes are registered at the close of business on the January 15 and July 15, respectively, preceding the payment date.

     S&P 500 EQUITY LINKED NOTES DUE AUGUST 13, 2001. The Notes are limited to $40,072,410 in aggregate principal amount, will mature on August 13, 2001, and will bear no periodic payments of interest. At Maturity, a Holder will be entitled to receive with respect to each Security, the principal amount thereof plus an interest payment based on the percentage increase in the S&P 500 Composite Stock Price Index over the Starting

Index Value. All capitalized terms have the meanings given them in the Prospectus Supplement relating to the Notes.

     6 1/2% NOTES DUE OCTOBER 15, 2002. The Notes are limited to $150,000,000 in aggregate principal amount, will mature on October 15, 2002, and bear interest at the rate of 6 1/2% per annum. Such interest is payable semiannually on April 15 and October 15 of each year, commencing April 15, 1996, to the persons in whose names the Notes are registered at the close of business on the March 30 and September 30, respectively, preceding the payment date.

     7.50% NOTES DUE MAY 1, 2002. The Notes are limited to $150,000,000 in aggregate principal amount, will mature on May 1, 2002, and bear interest at the rate of 7.50% per annum. Such interest is payable semiannually on May 1 and November 1 of each year, commencing November 1, 1995, to the persons in whose names the Notes are registered at the close of business on the April 15 and October 15, respectively, preceding the payment date.

     6 5/8% NOTES DUE NOVEMBER 15, 2003. The Notes are limited to $200,000,000 in aggregate principal amount, will mature on November 15, 2003, and bear interest at the rate of 6 5/8% per annum. Such interest is payable semiannually on May 1 and November 1 of each year, commencing May 15, 1997, to the persons in whose names the Notes are registered at the close of business on the April 15 and October 15, respectively, preceding the payment date.

     6 7/8% NOTES DUE JUNE 15, 2005. The Notes are limited to $175,000,000 in aggregate principal amount, will mature on June 15, 2005, and bear interest at the rate of 6 7/8% per annum. Such interest is payable semiannually on June 15 and December 15 of each year, commencing December 15, 1995, to the persons in whose names the Notes are registered at the close of business on the May 31 and November 30, respectively, preceding the payment date.

     7 1/8% NOTES DUE OCTOBER 1, 2006. The Notes are limited to $200,000,000 in aggregate principal amount, will mature on October 1, 2006, and bear interest at the rate of 7 1/8% per annum. Such interest is payable semiannually on April 1 and October 1 of each year, commencing April 1, 1997, to the persons in whose names the Notes are registered at the close of business on the March 31 and September 30, respectively, preceding the payment date.

     S&P 500 EQUITY LINKED NOTES DUE MARCH 11, 2002. The Notes are limited to $65,987,535 in aggregate principal amount, will mature on March 11, 2002, and will bear no periodic payments of interest. At Maturity, a Holder will be entitled to receive with respect to each Security, the principal amount thereof plus an interest payment based on the percentage increase in the S&P 500 Composite Stock Price Index over the Starting Index Value. All capitalized terms have the meanings given them in the Prospectus Supplement relating to the Notes.

     7% NOTES DUE MARCH 15, 2004. The Notes are limited to $250,000,000 in aggregate principal amount, will mature on March 15, 2004, and bear interest at the rate of 7% per annum. Such interest is payable semiannually on March 15 and September 15 of each year, commencing September 15, 1997, to the persons in whose names the Notes are registered at the close of business on the February 28 and August 31, respectively, preceding the payment date.

     7 3/8% NOTES DUE MAY 15, 2007. The Notes are limited to $200,000,000 in aggregate principal amount, will mature on May 15, 2007, and bear interest at the rate of 7 3/8% per annum. Such interest is payable semiannually on May 15 and November 15 of each year, commencing November 15, 1997, to the persons in whose names the Notes are registered at the close of business on the April 30 and October 31, respectively, preceding the payment date.

     6 5/8% NOTES DUE JULY 1, 2002. The Notes are limited to $250,000,000 in aggregate principal amount, will mature on July 1, 2002, and bear interest at the rate of 6 5/8% per annum. Such interest is payable semiannually on January 1 and July 1 of each year, commencing January 1, 1998, to the persons in whose names the Notes are registered at the close of business on the December 31 and August 31, respectively, preceding the payment date.

     FLOATING RATE MEDIUM-TERM NOTES DUE SEPTEMBER 10, 2002. The Notes are limited to $25,000,000 in aggregate principal amount, will mature on September 10, 2002, and bear interest at the rate of 15 basis points over LIBOR. Such interest is payable on the third Wednesday of each March, June, September and December, commencing December 17, 1997, to the persons in whose names the Notes are registered at the close of business on 15th day preceding the payment date.

     S&P 500 EQUITY LINKED NOTES DUE OCTOBER 3, 2003. The Notes are limited to $62,318,445 in aggregate principal amount, will mature on October 3, 2003, and will bear no periodic payments of interest. At Maturity, a Holder will be entitled to receive with respect to each Security, the principal amount thereof plus an interest payment based on the percentage increase in the S&P 500 Composite Stock Price Index over the Starting Index Value. All capitalized terms have the meanings given them in the Prospectus Supplement relating to the Notes.

     6 3/8% NOTES DUE OCTOBER 1, 2004. The Notes are limited to $200,000,000 in aggregate principal amount, will mature on October 1, 2004, and bear interest at the rate of 6 3/8% per annum. Such interest is payable semiannually on April 1 and October 1 of each year, commencing April 1, 1998, to the persons in whose names the Notes are registered at the close of business on the March 31 and September 30, respectively, preceding the payment date.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Outstanding Securities offered hereby. All offers and sales of Outstanding Securities pursuant to this Prospectus will be for the account of the respective SSBH Subsidiary in connection with market-making transactions.

                            MARKET-MAKING ACTIVITIES

     This Prospectus may be used by any SSBH Subsidiary in connection with offers and sales of the Outstanding Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any SSBH Subsidiary may act as principal or agent in such transactions. The SSBH Subsidiaries have no obligation to make a market in any of the Outstanding Securities and may discontinue their market-making activities at any time without notice, at their sole discretion.

     Smith Barney Inc. and Salomon Brothers Inc are, and each of the SSBH Subsidiaries may be, a member of the National Association of Securities Dealers, Inc. (the "NASD") and may participate in distributions of the Outstanding Securities. Accordingly, the participation of any such entity in the offerings of Outstanding Securities will conform with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding the underwriting by an affiliate of the securities of its parent.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of the Outstanding Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of the Outstanding Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     The Company, directly or through its affiliates, may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Outstanding Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Outstanding Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts, or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY OUTSTANDING SECURITIES SHOULD CONSULT WITH ITS COUNSEL.

                                    EXPERTS

     The consolidated financial statements and schedules of Salomon Inc as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in Salomon Inc's Annual Report on Form 10-K for the year ended December 31, 1996, (the "Salomon Financials") are incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of Arthur Andersen LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Smith Barney Holdings Inc. and its subsidiaries for the fiscal years ended December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Company's Current Report on Form 8-K filed on September 29, 1997, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as set forth in their report therein, included thereon and incorporated herein by reference. Such financial statements referred to above are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The supplemental consolidated financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in the Company's Current Report on Form 8-K filed on November 28, 1997, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as set forth in their report thereon, included therein and incorporated herein by reference, which report states that Coopers & Lybrand L.L.P. did not audit the Salomon Financials and that their opinion with respect to any amounts contained in the Salomon Financials is based on the report of Arthur Andersen LLP. Such financial statements referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.